Exhibit 4.2

CONVERTIBLE LOAN AGREEMENT WITH KEDDEM BIOSCIENCE LTD., AND AMENDMENT THERETO

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement is made and entered into as of this 29th day of July, 2004 (the "Effective Date"), by and between Keddem Bio-Science Ltd., an Israeli company, of 11 Ha'amal St., Ashkelon 78785, Israel ("Borrower") and Compugen Ltd., an Israeli company, of 72 Pinchas Rosen St., Tel Aviv 69512, Israel  ("Lender").

WHEREAS, the parties hereto have executed an Asset Purchase Agreement dated as of June 30, 2004; and

WHEREAS, the Borrower wishes to borrow up to the amount of the Principal (as defined below) from the Lender, and the Lender wishes to lend such sum to the Borrower, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual obligations and undertakings herein contained, and subject to the terms herein, Borrower and Lender hereby agree as follows:

1.        Definitions and Interpretation

1.1.      In this Agreement, the following terms shall have the following meaning ascribed to them:

1.1.1.    "Interest" shall have the meaning ascribed to it in Section 3 below.

1.1.2.    "Loan Amount" means the Principal actually paid to the Borrower and all Interest accrued thereon.

1.1.3.    "M&A Event" means any of the following: (i) the initial public offering of the Borrower`s securities; (ii) the sale of all or substantially all of the Borrower`s assets or securities; or (iii) a merger or consolidation of the Borrower with or into another corporation, where immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or of any direct or indirect parent corporation of such continuing or surviving entity, will not be owned by the persons who were the Company`s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company`s capital stock immediately prior to such merger or consolidation.

1.1.4.    "Principal" shall have the meaning ascribed to it in Section 2 below.

1.1.5.    "Repayment Date" means the earlier of: (i) June 30, 2011; and (ii) the date on which the Loan Amount is repaid in full to the Lender.

1.2.      The headings in this Agreement are inserted for convenience only and shall not affect the construction thereof.

1.3.      The preamble and exhibits to this Agreement constitute an integral part hereof.

2.        Loan

2.1.      Loan.  Subject to and in reliance on the representations and warranties made by the Borrower hereunder and subject to Section 2.2, the Lender undertakes to lend to the Borrower one million and two hundred thousand US dollars ($1,200,000) ("Principal") to be paid in one installment within 3 business days after the date of execution of this Agreement.

2.2.      Adjustment.  The Lender shall adjust the Principal based on invoices that it receives within one (1) month after the date of execution of this Agreement that relate to Borrower`s activities. Lender shall give to Borrower notice of such adjustment within two (2) months from execution of this Agreement. The adjustment shall be effected by Lender either advancing to Borrower money in addition to the Principal or by charging Borrower for any excess that was advanced to it (as the case may be).

3.        Interest

The outstanding Principal shall bear interest at an annual rate (each year considered separately) that is the greater of (i) 5% (five percent) and (iii) the twelve (12) month LIBOR as determined on the first business day after the corresponding anniversary, compounded annually ("Interest"), calculated from the date of its actual payment to the Borrower.  Interest shall accrue on the outstanding Loan Amount not repaid or converted to Conversion Shares in the manner set forth herein until the date of repayment of such amount or of conversion of such amount to Conversion Shares in the manner described herein.

4.        Conversion

4.1.      From the date on which the Lender advances to the Borrower the Principal and until the earlier of: (i) the Repayment Date; and (ii) the closing of an M&A Event, the Lender shall be entitled, in its sole and absolute discretion, by delivery of written notice to the Borrower to such effect ("Conversion Notice"), to convert, any or all of the outstanding Loan Amount into shares of the Borrower on the terms and subject to the conditions set forth herein.

4.2.      Where Lender exercises the conversion right set forth above concurrent with the closing of an equity investment in the Borrower in consideration for which the Borrower issues securities (an "Investment"), the shares to be issued to Lender in connection with such conversion shall be of the same class of shares of the Borrower to be issued as part of the Investment (the "Conversion Shares"), the conversion of the Loan Amount into Conversion Shares shall be on the same terms and conditions as apply to the investors in the Investment, including, without limitation, price per share and the Lender shall receive all rights and preferences granted to other holders of Conversion Shares in connection with such Investment, whether such rights and preferences are granted to such other holders by way of amending the Borrower`s articles of association, contract or otherwise.  Where Lender  exercises the conversion right set forth above not concurrent with an Investment, the terms of such conversion shall be as mutually agreed by the parties.

5.        Repayment

5.1.      The Borrower shall repay the unconverted Loan Amount (or, if any part of the Loan Amount has been converted into Conversion Shares, the remaining, unconverted Loan Amount) on the earlier of: (i) June 30, 2011, and (ii) a Default Event (as defined in Section 6 below); unless the Lender shall deliver to the Borrower, prior to such date of repayment, a Conversion Notice under the circumstances set forth in Section 4.1 above.

5.2.      Notwithstanding the aforesaid in Section 5.1 above, the Borrower shall be entitled to repay the full Loan Amount at any time prior to the earlier date specified in Section 5.1 above, by providing to the Lender five (5) days` prior written notice to such effect.

6.        Default Events

Without derogating from any of the Lender`s rights hereunder, immediately upon the occurrence of a Default Event, any and all accrued and outstanding Loan Amount will become due and payable. For purposes of this Agreement, the occurrence of any of the following shall be deemed a "Default Event":

6.1.      Any material breach by the Borrower of any of its obligations or representations under this Agreement, which breach is not cured within thirty (30) days of receipt of notice of such breach from the Lender.

6.2.      The commencement by the Borrower of any liquidation proceedings or the adoption of a winding up resolution by the Borrower, or the appointment of a receiver or trustee over all or any part of the Borrower's assets, or the calling by Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, in each case if not canceled within forty five (45) days of its initiation. The Borrower shall notify the Lender within seven (7) days of any such proceeding.

6.3.      The levy of an attachment with respect to, or the institution of execution proceedings against, all or a material part of the Borrower's assets, where such attachment or execution proceeding is not discharged within forty five (45) days.  The Borrower shall notify the Lender within seven (7) days of any such attachment or proceeding.

6.4.      Any action of the Borrower outside the ordinary course of business which may cause a material adverse change in the financial situation, operations, or business of the Borrower, all in Lender`s reasonable opinion, provided Borrower has received written notice from Lender objecting to such action and Borrower has not remedied the situation within thirty (30) days of such notice.

6.5.      Borrower's failure to pay when due any indebtedness for borrowed money of the Borrower, or upon any indebtedness for borrowed money of the Borrower becoming capable of being declared to be or being declared to be due and payable prior to its specified maturity date by reason of the occurrence of a default or a mandatory prepayment event (however described), or upon the cancellation of any commitment to lend under any facility available to the Borrower by reason of the occurrence of any default or mandatory prepayment event (however described), provided that with respect to each of the foregoing, the Borrower has not remedied the situation within thirty (30) days of becoming aware thereof.

7.       Representations and Warranties of the Borrower

7.1.      The Borrower hereby represents and warrants to the Lender as follows:

7.1.1.    The Borrower is duly organized and validly existing under the laws of the State of Israel, with full power and authority to carry on its business and to own or lease and to operate all of its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

7.1.2.    The Borrower has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by the Borrower of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Borrower. The Borrower has duly executed and delivered this Agreement, which is a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors` rights, (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (z) to the extent enforceability of any indemnification provisions may be limited by applicable laws.  The Borrower hereby covenants and undertakes to the Lender, for so long as the Loan Amount or any part thereof remains outstanding (or unconverted as the case may be), as follows:

7.1.3.    The Borrower will do or cause to be done all actions necessary to preserve and keep in full force and effect its corporate existence, comply with all laws applicable to Borrower, and use its best efforts to avoid any event, occurrence or condition that could reasonably have a material adverse effect upon the Borrower`s business.

7.1.4.    The Borrower will, except for the effects of reasonable wear and tear in the ordinary course of business, at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto.

7.1.5.    The Borrower will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar entities and carry such other insurance as is usually carried by similar entities to the extent Borrower is not covered under Lender's insurance policies.

7.1.6.    The Borrower will, promptly following its obtaining knowledge of the occurrence of a Default Event, notify the Lender in writing of such Default Event setting forth the details of such Default Event.

7.1.7.    The Borrower will at all times maintain books of account in which all of its financial transactions are duly recorded in conformity with generally accepted accounting principles.

7.1.8.    Borrower will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrower shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrower, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested.

8.       Indemnification and Remedies

8.1.      The Borrower shall protect, defend, indemnify, and hold harmless the Lender from and against any and all loss, liability, deficiency, damage, cost, or expense, or actions in respect of any of the aforesaid (including reasonable legal fees and expenses), as and when incurred, which results from any breach of any of the representations, warranties, or covenants of the Borrower hereunder.

8.2.      The provisions of Section 8.1 shall come in addition to and not instead of any other remedy provided by law or equity. Without derogating from the aforesaid in this Section, Lender shall be entitled to an injunctive relief, and/or as the case may be, the specific performance by the Borrower of its obligations hereunder.

8.3.      Neither party shall be liable to the other party for any indirect damages, expenses, costs or liabilities, including economic harm or loss of profits, arising out of or in connection with this Agreement.

9.       Governing Law and Jurisdiction

9.1.      This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to the choice of laws rules thereof.

9.2.      The parties hereby agree that the competent courts of Tel Aviv shall have sole and exclusive jurisdiction over any dispute, suit, action or proceeding, arising in connection with this Agreement, and each irrevocably consents to the exclusive jurisdiction of these courts.

10.    Miscellaneous

10.1.   The obligations of Borrower to make the payments provided for in this Agreement are absolute and unconditional and not subject to any defense, set‑off, counterclaim, rescission or adjustment whatsoever.

10.2.   If the Lender shall seek to enforce the collection of any portion of the Loan Amount, in accordance with the provisions of this Loan Agreement, there shall be immediately due and payable from the Borrower, in addition to the then unpaid Loan Amount, all costs and expenses incurred by the Lender in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

10.3.   The Borrower hereby expressly waives demand and presentment for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which the Lender had or is existing as security for any amount called for hereunder, except as specifically provided herein.

10.4.   Each of the Borrower and the Lender shall bear all of its own expenses, including attorneys' fees, incurred in connection with the preparation of this Agreement, except that Lender shall bear the cost of services rendered by outside counsel to Borrower in connection with the preparation of this Agreement.

10.5.   Any notice required or authorized to be given by any party under this agreement to any other party shall be in writing, personally delivered or sent by facsimile transmission (with a copy by ordinary mail in either case) addressed to the other party at the address stated for such party below or such other address as shall be specified by the party in question by notice in accordance with the provisions of this Section 10.5. Any notice shall operate and be deemed to have been served on the next following business day.

10.6.   This Agreement contains the entire agreements between the parties relating to the transactions provided for in this Agreement and supersedes all previous agreements if any between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

10.7.   No single or partial exercise of any power under this Agreement shall preclude any other or further exercise of such power or exercise of other power. No failure or delay by any party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall any single or partial exercise of any claim, remedy, right, power of privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

10.8.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument.

10.9.   This Agreement may not be modified or discharged (other than by payment or conversion) except by a written instrument duly executed by the Borrower and the Lender.

10.10.                     This Agreement may not be assigned by Borrower without the prior written consent of the Lender.  Subject to the foregoing restriction, this Agreement shall inure to the benefit of Lender, its successors, assigns and representatives and shall bind Borrower its successors, assigns and representatives. Nothing contained herein shall prevent the Lender from assigning all or part of its rights hereunder upon prior written notice provided that all of the Lender`s related liabilities are also delegated to such assignee and provided further that, with respect to any assignment other than an assignment made in connection with the sale of all or substantially all of the assets of Lender (which assignment may be effected without Borrower`s approval, but upon notice to Borrower), Borrower shall have approved such assignment in writing, which approval shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Compugen Ltd. ______________________ (Signature) ______________________ (Print Name) ______________________ (Title)	Keddem Bio-Science Ltd. ______________________ (Signature) ______________________ (Print Name) ______________________ (Title)

AMENDMENT TO

CONVERTIBLE LOAN AGREEMENT

This Amendment To Convertible Loan Agreement (this "Amendment Agreement") is made and entered into as of this 27th day of February, 2005, by and between Keddem Bioscience Ltd., an Israeli company, of 11 Ha'amal St., Ashkelon 78785, Israel ("Borrower") and Compugen Ltd., an Israeli company, of 72 Pinchas Rosen St., Tel Aviv 69512, Israel  ("Lender").

WHEREAS, the parties have executed a Convertible Loan Agreement dated as of July 29th, 2004 (the "Original Agreement"); and

WHEREAS, the parties now wish to amend the Original Agreement in accordance with the provisions of this Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby agree as follows:

1.        Scope of Amendment. This Amendment Agreement amends the Original Agreement only to the extent expressly specified herein. Otherwise, all the terms and conditions of the Original Agreement shall remain unchanged and in full force and effect. Unless expressly and freshly defined herein, all capitalized terms shall have the meaning ascribed to the in the Original Agreement.

2.        Amendments.

2.1.      The principal loan amount, which is specified in Section 2.1 of the Original Agreement, is hereby amended to be US$1,530,000 (the "Principal").

2.2.      Section 2.2 shall be deleted in its entirety.

2.3.      The amount of US$77,000 out of the Principal specified in Section 2.1 above, shall be paid to the Borrower within 3 business days after the Lender shall receive the corresponding funds from the Office of Chief Scientist at the Ministry of Industry, Commerce and Labor, under 2004 Approved Plan No. 34045.

In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

________________________ Keddem Bioscience Ltd. Dr. Arnon Levy Co-CEO	_______________________ Compugen Ltd. Dr. Mor Amitai President & CEO